Exhibit 4.2

HISTOGENICS CORPORATION

SECOND AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

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6. Miscellaneous	24

6.1. Successors and Assigns	24
6.2. Governing Law	25
6.3. Counterparts	25
6.4. Titles and Subtitles	25
6.5. Notices	25
6.6. Amendments and Waivers	25
6.7. Severability	26
6.8. Aggregation of Stock	26
6.9. Additional Investors	26
6.10. Entire Agreement	26
6.11. Dispute Resolution	26
6.12. Delays or Omissions	27
6.13. Attorneys’ Fees	27

SCHEDULE A	-	INVESTORS

EXHIBIT A	-	FORM OF NONCOMPETITION AND NONSOLICITATION AGREEMENT

SECOND AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

THIS SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (“Agreement”) is made as of the 18th day of December 2013 (the “Effective Time”), by and among Histogenics Corporation, a Delaware corporation (the “Company”), and each of the investors listed on Schedule A hereto, each of which is referred to in this Agreement as an “Investor” and collectively as the “Investors”).

RECITALS

WHEREAS, certain of the Investors purchased at an Initial Closing (as defined in that certain Series A Preferred Stock Purchase Agreement dated as of July 20, 2012 by and among the Investors, Histogenics Financing Corporation and the Company (the “Original Purchase Agreement”)) shares of the Company’s Series A Preferred Stock, $0.001 par value (“Series A Preferred Stock”);

WHEREAS, certain of the Investors (the “Existing Investors”) hold shares of Series A Preferred Stock and possess registration rights, information rights and certain other rights pursuant to the Amended and Restated Investors’ Rights Agreement dated as of July 20, 2012 among the Company and such Existing Investors (the “Prior Agreement”);

WHEREAS, pursuant to Section 6.6 of the Prior Agreement, the Prior Agreement may be amended, and any provision therein waived, with the consent of the Company and the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series A Preferred Stock, voting as a separate series (the “Requisite Holders”);

WHEREAS, the undersigned, constituting the Requisite Holders, desire to terminate the Prior Agreement and to accept the rights created pursuant hereto in lieu of the rights granted to them under the Prior Agreement; and

WHEREAS, certain Investors are parties to that certain Amended and Restated Series A and A-1 Preferred Stock Purchase Agreement of even date herewith by and among the Company and certain of the Investors (the “Purchase Agreement”), which provides that as a condition to the Second Closing and Third Closing (as defined in the Purchase Agreement) for the sale and issuance to the Purchasers of shares of the Company’s Series A-1 Preferred Stock, $0.001 par value (“Series A-1 Preferred Stock”), this Agreement must be executed and delivered by such Investors and the Company.

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement and the Purchase Agreement, the parties mutually agree that the Prior Agreement shall be superseded and replaced in its entirety by this Agreement, and the parties hereto further mutually agree as follows:

1. Definitions. For purposes of this Agreement:

1.1 “Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including without limitation any partner, officer, director, manager or employee of such Person and any venture capital or private equity fund now or hereafter existing that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, such Person.

1.2 “Certificate of Incorporation” means the Company’s Fifth Amended and Restated Certificate of Incorporation, as may be amended or restated from time to time.

1.3 “Common Stock” means shares of the Common Stock of the Company, $0.001 par value per share.

1.4 “Damages” means any loss, claim, damage, or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, claim, damage, or liability (or any action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by any other party hereto of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

1.5 “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for, Common Stock, including options and warrants.

1.6 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.7 “Excluded Registration” means a registration relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase, or similar plan or to an SEC Rule 145 transaction; a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

1.8 “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.9 “GAAP” means generally accepted accounting principles in the United States.

1.10 “Holder” means any holder of Registrable Securities who is a party to this Agreement.

1.11 “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person referred to herein.

1.12 “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

1.13 “IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.

1.14 “Key Employee” means any executive-level employee (including division director and vice president-level positions) as well as any employee who, either alone or in concert with others, develops, invents, programs, or designs any intellectual property.

1.15 “Major Investor” means any Investor that, individually or together with such Investor’s Affiliates, holds at least 1,000,000 shares of Registrable Securities (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof). Additionally, for the purposes of Sections 3.1, 3.4, 3.5, 4.1 and 4.2, “Major Investor” shall include Kevin Rakin and his Affiliates until such time as Kevin Rakin and his Affiliates hold less than 50,000 shares of Registrable Securities (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof).

1.16 “New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities, that are issued pursuant to, or are offered subsequent to, the closings under the Purchase Agreement.

1.17 “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.18 “Preferred Director” means the directors of the Company that the holders of record of the Series A Preferred Stock, voting as a separate series, are entitled to elect pursuant to the Company’s Certificate of Incorporation and the Company’s Second Amended and Restated Stockholders’ Agreement of even date herewith.

1.19 “Preferred Stock” means, collectively, all shares of Series A Preferred Stock and Series A-1 Preferred Stock.

1.20 “Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

1.21 “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock; (ii) any Common Stock issued to the Investors as of the date hereof, and any Common Stock issued to, or issuable upon conversion of any capital stock of the Company acquired by the Investors after the date hereof; and (iii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i), and (ii) above; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the rights under Section 2 hereof are not assigned or any shares for which registration rights have terminated pursuant to Section 2.15 of this Agreement. A Holder of Registrable Securities need not convert such Registrable Securities into Common Stock prior to requesting registration hereunder but may make such request in contemplation of conversion of such Registrable Securities into Common Stock prior to the effectiveness of such registration.

1.22 “Registrable Securities then outstanding” means the number of shares determined by adding the Common Stock outstanding and the Common Stock issuable pursuant to then exercisable or convertible securities that are Registrable Securities.

1.23 “Restricted Securities” means the securities of the Company required to bear the legend set forth in Section 2.14(b) hereof.

1.24 “Required Holders” shall have the meaning ascribed to it in the Certificate of Incorporation.

1.25 “SEC” means the Securities and Exchange Commission.

1.26 “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.27 “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

1.28 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.29 “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except as provided in Section 2.7.

1.30 “Series A Preferred Stock” means shares of the Company’s Series A Preferred Stock (as defined in the recitals), par value $0.001 per share.

1.31 “Series A-1 Preferred Stock” means shares of the Company’s Series A-1 Preferred Stock (as defined in the recitals), par value $0.001 per share.

1.32 “Takagi Agreement” means that certain agreement by and between the Company and Purpose Co., Ltd., f/k/a Takagi Sangyo Co. Ltd., and also f/k/a Takagi Industrial Co., Ltd., a Japanese corporation, dated as of June 25, 2012.

2. Registration Rights. The Company covenants and agrees as follows:

2.1. Demand Registration.

(a) If at any time after the earlier of (A) July 20, 2015 and (B) one hundred eighty (180) days after the effective date of the registration statement for an IPO, the Company receives a request from Holders of at least fifty percent (50%) of the Registrable Securities then outstanding that the Company effect a registration with respect to at least ten percent (10%) of the Registrable Securities then outstanding, then the Company shall (i) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(b) and Section 2.4.

(b) Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Section 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Company’s Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than ninety (90) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than twice in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such ninety (90) day period other than pursuant to an Excluded Registration.

(c) The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 2.1 (i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected two (2) registrations under this Section 2.1; or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.3. A registration shall not be counted as “effected” for purposes of this Section 2.1 until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Section 2.7, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 2.1.

2.2. Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Securities Act in connection with the public offering of such securities (other than an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Section 2.4, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.7.

2.3. Form S-3 Registration. If the Company receives a request from Holders of at least ten percent (10%) of the Registrable Securities then outstanding that the Company effect a registration on Form S-3 with respect to all or a part of the Registrable Securities owned by such Initiating Holders, then the Company shall:

(a) within ten (10) days after the date such request is given, give notice of the proposed registration to all Holders other than the Initiating Holders (the “S-3 Notice”); and

(b) as soon as practicable, use its best efforts to effect such registration as would permit or facilitate the sale and distribution of all or such portion of such Initiating Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a request given to the Company within thirty (30) days after the S-3 Notice is given; provided, however, that the Company shall not be obligated to effect any such registration pursuant to this Section 2.3 (i) if Form S-3 is not then available for such offering by the Holders; (ii) if the Holders, together with the holders of any other securities of the Company entitled to and requesting inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of Selling Expenses) of less than $500,000; (iii) if the Company furnishes to the Holders a certificate signed by the chief executive officer of the Company stating that in the good-faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders under this Section 2.3; provided, however, that the Company shall not invoke this right more than twice in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such ninety (90) day period other than pursuant to an Excluded Registration; or (iv) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two registrations on Form S-3 for the Holders pursuant to this Section 2.3.

(c) Registrations effected pursuant to this Section 2.3 shall not be counted as demands for registration or registrations effected pursuant to Section 2.1.

2.4. Underwriting Requirements.

(a) If, pursuant to Section 2.1 or Section 2.3, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.1(a) or Section 2.3, and the Company shall include such information in the Demand Notice or the S-3 Notice, as the case may be. The underwriter will be selected by the Initiating Holders, subject only to the reasonable approval of the Company. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 2.5(e)) enter into an underwriting agreement in customary form with the managing underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Section 2.4, if the managing underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among all Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities of the Company owned by each Holder; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest hundred shares.

(b) In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then, subject to this Section 2.4(b), only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then, subject to this Section 2.4(b), the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. In no event shall any Registrable Securities be excluded from such offering unless all other stockholders’ securities have been first excluded. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be apportioned pro rata among the selling Holders based on the number of Registrable Securities held by all selling Holders or in such other proportions as shall mutually be agreed to by all such selling

Holders. Notwithstanding the foregoing, in no event shall the number of Registrable Securities included in the offering be reduced below thirty percent (30%) of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering. For purposes of the provision in this Section 2.4(b) concerning apportionment, for any selling stockholder that is a Holder and a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

(c) For purposes of Section 2.1 and Section 2.3, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Section 2.4(a), fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

2.5. Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall use its best efforts to, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended for up to sixty (60) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b) prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c) comply with Rule 172 of the Securities Act and (i) advise the selling Holders promptly of any failure by the Company to satisfy the conditions of such Rule 172 and (ii) promptly furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of the Registrable Securities;

(d) use its best efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

(f) use its best efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h) promptly make available for inspection by the selling Holders, any managing underwriter participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent in connection with any such registration statement;

(i) notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed, and furnish to the Holders such numbers of copies of a prospectus, including any supplement to the prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(j) after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus;

(k) promptly notify each selling Holder of any stop order issued or threatened by the SEC or any state securities commission and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered;

(l) use its best efforts to prevent the issuance of any stop order or other suspension of effectiveness and, if such order is issued, obtain the withdrawal of any such order at the earliest possible moment;

(m) take such other actions as the selling Holders or the underwriters reasonably request in order to expedite or facilitate the disposition of the Registrable Securities, including, without limitation, preparing for, and participating in, such number of “road shows” and all such other customary selling efforts as the selling Holders or the underwriters reasonably request in order to expedite or facilitate such disposition;

(n) comply in all material respects with all applicable rules and regulations under the Securities Act and the Exchange Act;

(o) notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. As promptly as practicable thereafter, the Company will prepare and file with the SEC, and furnish without charge to the appropriate Holders and managing underwriter(s), if any, an amendment or supplement to such registration statement or prospectus in order to cause such registration statement or prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and will furnish such copies thereof as the Holders or any underwriters may reasonably request; and

(p) use its best efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.

2.6. Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.7. Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holders, shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 or Section 2.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Section 2.1 or Section 2.3, as the case may be; provided further that if, at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information, then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Section 2.1 or Section 2.3. All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.8. Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.9. Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder, legal counsel and accountants for each such Holder, any underwriter (as defined in the Securities Act) for each such Holder, and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating any matter or defending any proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.9(a) shall not apply to amounts paid in settlement of any such investigation or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b) To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other

Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating any investigation or defending any proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.9(b) shall not apply to amounts paid in settlement of any such investigation or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld, conditioned or delayed; and provided further that in no event shall any indemnity under this Section 2.9(b) plus any contribution under Section 2.9(e) exceed the proceeds from the offering (net of any Selling Expenses) received by such Holder, except in the case of fraud or willful misconduct by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 2.9 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if, in the written opinion of counsel to such indemnified party, representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action.

(d) The foregoing indemnity agreements of the Company and the selling Holders are subject to the condition that, insofar as they relate to any Damages arising from any untrue statement or alleged untrue statement of a material fact contained in, or omission or alleged omission of a material fact from, a preliminary prospectus or any prospectus delivered along with written notice that the Company does not meet the conditions for using Rule 172 of the Securities Act (or necessary to make the statements therein not misleading) that has been corrected in the form of prospectus included in the registration statement at the time it becomes effective, or any amendment or supplement thereto filed with the SEC pursuant to Rule 424(b) under the Securities Act (the “Final Prospectus”), such indemnity agreement shall not inure to the benefit of any Person if a copy of the Final Prospectus was furnished to the indemnified party and such indemnified party failed to deliver, at or before the confirmation of the sale of the shares registered in such offering, a copy of the Final Prospectus to the Person asserting the loss, liability, claim, or damage in any case in which such delivery was required by the Securities Act.

(e) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.9 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.9 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.9, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 2.9(e), when combined with the amounts paid or payable by such Holder pursuant to Section 2.9(b), exceed the proceeds from the offering (net of any Selling Expenses) received by such Holder, except in the case of willful misconduct or fraud by such Holder.

(f) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(g) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 2.9 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

2.10. Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for an IPO;

(b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for an IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other periodic reports filed by the Company with the SEC under the Exchange Act; and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to such Form S-3 (at any time after the Company so qualifies to use such form).

2.11. Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (i) to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Registrable Securities of the Holders that are included or (ii) to demand registration of any securities held by such holder or prospective holder; provided that this limitation shall not apply to any Investor who becomes a party to this Agreement in accordance with Section 6.9.

2.12. “Market Stand-off” Agreement. Each Investor hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company of shares of its Common Stock or any other equity securities under the Securities Act on a registration statement on Form S-1 or Form S-3, and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days) after the effective date of the Company’s IPO (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock (whether such shares or any such securities are then owned by the Investor or are thereafter acquired), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Subsection 2.12 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, transfers pursuant to Section 6 of the Second Amended and Restated Stockholders Agreement by and among the Company and the parties set forth therein, dated as of even date herewith, or the transfer of any shares to any trust for the direct or indirect benefit of the Holder or the immediate family of the Holder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, and shall be applicable to the Holders only if all officers and directors and stockholders individually (together with their Affiliates) owning more than one percent (1%) of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Preferred Stock) are subject to the same restrictions. Any release from the lock-up restrictions as described in this Subsection 2.12 will be done pro rata among the Holders of Registrable Securities, so that each Holder of Registrable Securities may sell, transfer or otherwise dispose of an equal percentage of his, her or its shares originally subject to the lock-up restrictions. The underwriters in connection with such registration are intended third party beneficiaries of this Subsection 2.12 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Subsection 2.12 or that are necessary to give further effect thereto.

2.13. Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned (but only with all related obligations) by a Holder to a transferee of such Registrable Securities that (i) is an Affiliate of a Holder; (ii) is a partner or a retired partner of a Holder that is a partnership; (iii) holds after such transfer at least 100,000 shares of Registrable Securities (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof); or (iv) is an individual Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one or more of such Holder’s Immediate Family Members; provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such registration rights are being transferred; and (y) such transferee agrees in writing to be bound by and subject to the terms and conditions of this Agreement. For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (1) that is an Affiliate of a Holder; (2) that is a partner or retired partner of a Holder that is a partnership; (3) who is an individual Holder’s Immediate Family Member; or (4) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together with those of the transferring Holder; provided further that all transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Section 2.

2.14. Restrictions on Transfer.

(a) The Preferred Stock and the Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Preferred Stock and the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

(b) Each certificate representing (i) the Preferred Stock, (ii) the Registrable Securities, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Section 2.14(c)) be stamped or otherwise imprinted with a legend in the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Section 2.14.

(c) The holder of each certificate representing Restricted Securities, by acceptance thereof, agrees to comply in all respects with the provisions of this Section 2. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a legal opinion or “no action” letter (x) in any transaction in compliance with Rule 144 or (y) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration provided that each transferee agrees in writing to be subject to the terms of this Section 2.14(c). Each certificate evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to Rule 144, the appropriate restrictive legend set forth in Section 2.14(b), except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

2.15. Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 2.1, Section 2.2, or Section 2.3 shall terminate upon the earlier of:

(a) the closing of a Deemed Liquidation Event, as such term is defined in the Company’s Certificate of Incorporation; or

(b) the date five (5) years after the consummation of a Qualified IPO.

3. Information and Observer Rights.

3.1. Delivery of Financial Statements. The Company shall deliver to each Major Investor:

(a) as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and a comparison between (x) the actual amounts as of and for such fiscal year and (y) the comparable amounts for the prior year and as included in the Budget (as defined in Section 3.1(c)) for such year, with an explanation of any material differences between such amounts and a schedule as to the sources and applications of funds for such year, and (iii) a statement of stockholders’ equity as of the end of such year; with such balance sheet, statements of income and cash flows and statement of stockholders’ equity audited and certified by independent public accountants of nationally recognized standing selected by the Company, unless such requirement for a nationally recognized independent public accounting firm is waived by the Company’s Board of Directors;

(b) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, (i) unaudited statements of income and of cash flows for such fiscal quarter; (ii) an unaudited balance sheet; and (iii) a statement of stockholders’ equity as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(c) as soon as practicable, but in any event within thirty (30) days of the end of each month, (i) an unaudited income statement and statement of cash flows for such month, (ii) an unaudited balance sheet and (iii) a statement of stockholders’ equity as of the end of such month, all prepared in accordance with GAAP (except that the financial report may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(d) as soon as practicable, but in any event at least thirty (30) days before the end of each fiscal year, a capital and operating budget for the next fiscal year (the “Budget”), prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company;

(e) with respect to the financial statements called for in Section 3.1(a), Section 3.1(b) and Section 3.1(c), an instrument executed by the chief financial officer and chief executive officer of the Company certifying that such financial statements were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (except as otherwise set forth in Section 3.1(b)) and fairly present the financial condition of the Company and its results of operation for the periods specified therein; and

(f) such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as any Major Investor may from time to time reasonably request; provided, however, that the Company shall not be obligated under this Section 3.1 to provide information (i) that the Company reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form reasonably acceptable to the Company) or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

(g) If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

3.2. Inspection. The Company shall permit each Major Investor, at such Major Investor’s expense, to visit and inspect the Company’s and its subsidiaries’ properties; examine their books of account and records; and discuss the Company’s and its subsidiaries’ affairs, finances, and accounts with its officers, during normal business hours of the Company or such subsidiary as may be reasonably requested by the Major Investor; provided, however, that the Company or such subsidiary shall not be obligated pursuant to this Section 3.2 to provide access to any information that it reasonably considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form reasonably acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company or such subsidiary and its counsel.

3.3. Observer Rights. As long as such Investor (together with its Affiliates) continues to own at least 1,000,000 shares of Preferred Stock (as adjusted for stock splits, stock dividends, recapitalizations, reclassifications, reorganizations, combinations and the like) (or an equivalent amount of Common Stock issued upon conversion thereof), the Company shall invite (i) a representative of Sofinnova Venture Partners VIII, L.P. (“Sofinnova”), initially David Kabakoff, (ii) a representative of Altima Global Special Opportunities Master Fund Limited, initially Dominic Redfern, (iii) a representative of ProChon Holdings BV, initially Philip Press, (iv) a representative of Boston Millennia Partners II Limited Partnership, initially Robert Jeron, (v) a representative of FinTech Gimv Fund LP, initially Goro Takeda and (vi) a representative of Split Rock Partners II, LP, initially David Allison, to attend all meetings of its Board of Directors in a non-voting observer capacity and, in this respect, shall give such representatives copies of all notices, minutes, consents and other materials that it provides to its directors; provided, however, that such representatives shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representatives from any meeting or portion thereof if access to such information or attendance at such meeting would reasonably be likely to adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest. Notwithstanding the foregoing, an Investor shall no longer have any rights pursuant to this Section 3.3 if such Investor is offered by the Company the opportunity to purchase New Securities pursuant to Section 4 hereof (and is not requested by the Company to decline such offer) and such Investor is not a Fully Exercising Investor with respect to such New Securities.

3.4. Termination of Information and Observer Rights. The covenants set forth in Section 3.1, Section 3.2 and Section 3.3 shall terminate and be of no further force or effect (i) immediately before the consummation of an IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Deemed Liquidation Event, as such term is defined in the Company’s Certificate of Incorporation, whichever event occurs first.

3.5. Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.5 by such Investor), (b) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information as evidenced by pre-existing written documentation, or (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Section 3.5; (iii) to any Affiliate of such Investor in the ordinary course of business, provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; (iv) for internal market, industry and investment analyses; (v) to officers, employees, agents, directors, partners, parent, subsidiaries or limited partners on a need-to-know basis and who agree to be bound by the provisions of this Section 3.5; or (vi) as may otherwise be required by law, statutes, rules or regulations or pursuant to any direction, request or requirement (whether or not having the force of law but if not having the force of law being of a type with which institutional investors in the relevant jurisdiction are accustomed to comply) of any self-regulating organization or any governmental, fiscal, monetary or other authority, provided that, to the extent allowed by applicable law, the Investor promptly notifies the Company of such disclosure so as to permit the Company to obtain a protective order against such disclosure and such Investor limits the extent of any such disclosure to that which is legally required. The Company acknowledges that certain of the Investors are in the business of venture capital or private equity investing and therefore review the business plans and related proprietary information of many enterprises, including enterprises that may have products or services that compete directly or indirectly with those of the Company. Nothing in this Agreement shall preclude or in any way restrict the Investors from investing or participating in any particular enterprise, regardless of whether such enterprise has products or services that compete with those of the Company.

4. Rights to Future Stock Issuances.

4.1. Right of First Offer. Subject to the terms and conditions of this Section 4.1 and applicable securities laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to each Major Investor. A Major Investor shall be entitled to apportion the right of first offer hereby granted to it among itself and its Affiliates in such proportions as it deems appropriate.

(a) The Company shall give notice (the “Offer Notice”) to each Major Investor, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b) By notification to the Company within forty-five (45) days after the Offer Notice is given, each Major Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Common Stock issued and held, or issuable upon conversion of the Preferred Stock and any other Derivative Securities then held, by such Major Investor bears to the total Common Stock of the Company then outstanding (assuming full conversion and exercise of all Derivative Securities). At the expiration of such forty-five (45) day period, the Company shall promptly notify each Major Investor that elects to purchase or acquire all the shares available to it (each, a “Fully Exercising Investor”) of any other Major Investor’s failure to do likewise. During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising Investor may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the New Securities for which Major Investors were entitled to subscribe but that were not subscribed for by the Major Investors which is equal to the proportion that the Common Stock issued and held, or issuable upon conversion of Preferred Stock then held, by such Fully Exercising Investor bears to the Common Stock issued and held, or issuable upon conversion of the Preferred Stock then held, by all Fully Exercising Investors who wish to purchase such unsubscribed shares. The closing of any sale pursuant to this Section 4.1(b) shall occur within sixty (60) days of the date that the Offer Notice is given.

(c) If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Section 4.1(b), the Company may, during the thirty (30) day period following the expiration of the periods provided in Section 4.1(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Major Investors in accordance with this Section 4.1.

(d) The right of first offer in this Section 4.1 shall not be applicable to (i) Exempted Securities (as defined in the Certificate of Incorporation), (ii) securities of the Company that otherwise are excluded by the affirmative vote or consent of the Required Holders or (iii) any issuances of securities required in order to comply with the Takagi Agreement.

4.2. Termination. The covenants set forth in Section 4.1 shall terminate and be of no further force or effect (i) immediately before the consummation of the Company’s initial underwritten IPO at a public offering price of not less than $3.00 per share (as adjusted for stock splits, stock dividends, recapitalization, mergers, consolidations or similar events) and for a total gross public offering amount of not less than $30,000,000 (a “Qualified IPO”); or (ii) upon a Deemed Liquidation Event, as such term is defined in the Certificate of Incorporation, whichever event occurs first.

5. Additional Covenants.

5.1. Insurance. The Company shall use its commercially reasonable efforts to obtain, within ninety (90) days of the date hereof, from financially sound and reputable insurers (i) Directors and Officers liability insurance to the maximum extent permitted by law and providing for at least $5,000,000 in coverage and (ii) term “key-person” life insurance on the Company’s chief executive officer, in the aggregate amount of $1,000,000, and will use commercially reasonable efforts to cause such insurance policies to be maintained until such time as the Board of Directors (including a majority of the Preferred Directors) determines that such insurance should be discontinued. The key-person policy shall name the Company as loss payee, and neither policy shall be cancelable by the Company without prior approval of the Board of Directors (including a majority of the Preferred Directors).

5.2. Employee Agreements. The Company will cause (i) each Person now or hereafter employed by it or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a nondisclosure and proprietary rights assignment agreement and (ii) each Key Employee to enter into a one (1)-year noncompetition and nonsolicitation agreement, in the form attached hereto as Exhibit A.

5.3. Employee Vesting. Unless otherwise approved by the Board of Directors (including a majority of the Preferred Directors), all future employees and consultants of the Company who purchase, receive options to purchase, or receive awards of shares of the Company’s capital stock after the date hereof shall be required to execute restricted stock or option agreements, as applicable, providing for (i) vesting of shares over a four (4) year period, with the first twenty-five percent (25%) of such shares vesting following twelve (12) months of continued employment or service, and the remaining shares vesting in equal monthly installments over the following thirty-six (36) months, and (ii) a one hundred eighty (180) day lockup period in connection with an IPO. The Company shall upon termination of employment of a holder of restricted stock for any reason have the right to repurchase unvested shares at the lower of cost or the fair market value of such shares at the time of repurchase.

5.4. Matters Requiring Investor Director Approval. So long as the holders of Preferred Stock are entitled to elect one or more Preferred Directors, the Company hereby covenants and agrees with each of the Investors that it shall not, without approval of the Board of Directors, which approval must include the affirmative vote of a majority of the Preferred Directors or if there is only one Preferred Director, the affirmative vote of such remaining Preferred Director:

(a) make, or permit any subsidiary to make, any loan or advance to, or own any stock or other securities of, any subsidiary or other corporation, partnership, or other entity unless it is wholly owned by the Company;

(b) make, or permit any subsidiary to make, any loan or advance to any Person, including, without limitation, any employee or director of the Company or any subsidiary, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by the Board of Directors;

(c) guarantee, directly or indirectly, or permit any subsidiary to guarantee, directly or indirectly, any indebtedness except for trade accounts of the Company or any subsidiary arising in the ordinary course of business;

(d) make any investment inconsistent with any investment policy approved by the Board of Directors;

(e) incur any aggregate indebtedness in excess of $500,000 that is not already included in a Budget approved by the Board of Directors, other than trade credit incurred in the ordinary course of business;

(f) otherwise enter into or be a party to any transaction with or materially modify any agreement with any director, officer, or employee of the Company or any “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any such Person, except for transactions contemplated by this Agreement, the Purchase Agreement, the Second Amended and Restated Stockholders’ Agreement of even date herewith and the Takagi Agreement, and transactions made in the ordinary course of business and pursuant to reasonable requirements of the Company’s business and upon fair and reasonable terms that are approved by a majority of the Board of Directors;

(g) hire, terminate, or change the compensation of the executive officers, including approving any option grants or stock awards to executive officers;

(h) change the principal business of the Company, enter into any material new line of business, or exit the current line of business;

(i) sell, assign, license, pledge, or encumber material technology or intellectual property of the Company or of any subsidiary, other than licenses granted in the ordinary course of business;

(j) enter into any corporate strategic relationship involving the payment, contribution, or assignment by the Company or to the Company of money or assets in excess of $500,000;

(k) grant of any stock option or stock equivalent providing for vesting provisions that differ from the Company’s standard vesting schedule or acceleration of vesting upon a change of control of the Company, sale of all or substantially all assets of the Company, termination or similar event;

(l) increase the number of shares of the Company’s capital stock reserved in the employee pool;

(m) acquire any businesses (whether by stock or asset purchase, merger, consolidation or otherwise) or permit any subsidiary to do so; or

(n) approve of the Company’s annual Budget.

5.5. Meetings of the Board of Directors; Chairman of the Board. Unless otherwise determined by the vote of a majority of the directors then in office, the Board of Directors shall meet at least five (5) times each year in accordance with an agreed-upon schedule. One of the Preferred Directors, as such term is defined in the Company’s Certificate of Incorporation, shall serve as the Chairman of the Board of Directors.

5.6. Successor Indemnification. If the Company or any of its successors or assignees (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent reasonably necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, its Certificate of Incorporation, or elsewhere, as the case may be.

5.7. Board and Observer Expenses; Compensation of Directors. The Company shall reimburse each non-employee director (and any person affiliated with an Investor who has observer rights as provided in Section 3.3) for (i) all reasonable expenses incurred while working for the benefit of the Company, and (ii) out-of-pocket travel expenses incurred (consistent with the Company’s travel policy) in connection with attending meetings of the Board of Directors. If any non-employee director is compensated for his or her services as a director of the Company, each other non-employee director shall be entitled to compensation on the same basis.

5.8. Committees. The Board of Directors shall appoint and maintain (i) an Audit Committee, and (ii) a Compensation Committee. The Audit Committee and the Compensation Committee shall have such duties and responsibilities as designated by, and with such members as appointed by, the Board of Directors. The Board of Directors shall have the power to accept or reject any recommendations of the Audit Committee or the Compensation Committee. Notwithstanding the foregoing, the director, if any, designated by Sofinnova, pursuant to the Amended and Restated Stockholders’ Agreement, shall be a member of each committee of the Board.

5.9. Qualifying Investments. Any future purchases of Company securities by any Investor in connection with or upon a registered public offering of the Company shall constitute a qualifying investment, as such term is defined in Rule 203(l)-1 promulgated under the Investment Advisers Act of 1940, as amended.

5.10. Royalty Agreement. The Company and the Investors have entered into a Royalty Agreement with respect to certain payments to the Investors as of even date herewith. The Company hereby covenants that the Company shall ensure that any successor entity to the Company shall assume and continue the Company’s obligations under the Royalty Agreement. The right of the Investors under the Royalty Agreement to receive payments thereunder shall survive an initial public offering, voluntary or involuntary liquidation, dissolution or winding up of the Company, the conversion of the Preferred Stock into Common Stock or any Deemed Liquidation Event, as defined in the Company’s Certificate of Incorporation, and the Company shall at all times take such necessary actions to ensure that such right remains in place.

5.11. Reservation of Common Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Preferred Stock, all Common Stock issuable from time to time upon such conversion.

5.12. Small Business Stock. For so long as any of the shares of Preferred Stock are held by an Investor (or a transferee in whose hands such shares are eligible to qualify as “Qualified Small Business Stock” as defined in Section 1202(c) of the Internal Revenue Code of 1986, as amended (the “Code”)), the Company will use its reasonable efforts to comply with the reporting and recordkeeping requirements of Section 1202 of the Code, any regulations promulgated thereunder and any similar state laws and regulations.

5.13. Termination of Covenants. The covenants set forth in this Section 5, except for Section 5.6, Section 5.9 and Section 5.10, shall terminate and be of no further force or effect (i) immediately before the consummation of a Qualified IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of section 12(g) or 15(d) of the Exchange Act or (iii) upon a Deemed Liquidation Event, as such term is defined in the Company’s Certificate of Incorporation, whichever event occurs first.

6. Miscellaneous.

6.1. Successors and Assigns. Each Investor hereby agrees that it shall not, and may not, assign any of its rights and obligations hereunder, unless such rights and obligations are assigned by such Investor to any Person to which Registrable Securities are transferred by such Investor pursuant to Section 2.13, and such assignee shall be deemed an “Investor” for purposes of this Agreement; provided that such assignment of rights shall be contingent upon the assignee providing a written instrument to the Company notifying the Company of such assignment and agreeing in writing to be bound by the terms of this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

6.2. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to its principles of conflicts of laws.

6.3. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.4. Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

6.5. Notices. All notices, requests, and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the Investors at their addresses as set forth on the signature page or Schedule A hereto, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Section 6.5. If notice is given to the Company, a copy shall also be sent to Gunderson Dettmer et al., LLP, 850 Winter Street, Waltham, Massachusetts 02451, Attention: Marc Dupré. If notice is given to the Investors, a copy shall also be sent to O’Melveny & Myers LLP, 2765 Sand Hill Road, Menlo Park, CA 94025, Attention: Brian E. Covotta, Esq.

6.6. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the Required Holders; provided that the Company may in its sole discretion waive compliance with Section 2.14(c) (and the Company’s failure to object promptly in writing to a proposed assignment allegedly in violation of Section 2.14(c) shall be deemed to be a waiver); and provided further that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. Notwithstanding the foregoing, this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, termination, or waiver applies to all Investors in the same fashion. The Company shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination, or waiver. Any amendment, termination, or waiver effected in accordance with this Section 6.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

6.7. Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

6.8. Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

6.9. Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Company’s Series A-1 Preferred Stock after the date hereof, any purchaser of such shares of Series A-1 Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Holder, so long as such additional Holder has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.

6.10. Entire Agreement. This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. Upon the Effective Time of this Agreement, the Prior Agreement shall be deemed amended and restated and superseded and replaced in its entirety by this Agreement, and shall be of no further force or effect.

6.11. Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of the State of California and to the jurisdiction of the United States District Court for the Northern District of California for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of the State of California or the United States District Court for the Northern District of California, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL

6.12. Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such non-breaching or non-defaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.13. Attorneys’ Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

HISTOGENICS CORPORATION

By:	/s/ Peter Greenleaf
Name: Peter Greenleaf
Title President and Chief Executive Officer

Address: 830 Winter Street, 3rd Floor Waltham, MA 02451

[HISTOGENICS – SIGNATURE PAGE TO SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS: ALTIMA RESTRUCTURE FUND LIMITED

By:	/s/ Malcolm Goddard
Name: Malcolm Goddard
Title: Authorized Signatory

[HISTOGENICS – SIGNATURE PAGE TO SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS: SPLIT ROCK PARTNERS II, LP By: Split Rock Partners II Management, LLC, its General Partner

/s/ Steven L.P. Schwen
By: Steven L.P. Schwen
Its: Chief Financial Officer

[HISTOGENICS – SIGNATURE PAGE TO SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

/s/ Gene McGrevin
GENE MCGREVIN

[HISTOGENICS – SIGNATURE PAGE TO SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS: BOSTON MILLENNIA ASSOCIATES II PARTNERSHIP

By:	/s/ Martin J. Hernon
Name:	Martin J. Hernon
Title:	General Partner
Date:

BOSTON MILLENNIA PARTNERS GMBH & CO. KG By: Boston Millennia Verwaltungs GmbH

By:	/s/ Martin J. Hernon
Name:	Martin J. Hernon
Title:	Managing Director
Date:

BOSTON MILLENNIA PARTNERS II LIMITED PARTNERSHIP By: Glen Partners II Limited Partnership

By:	/s/ Martin J. Hernon
Name:	Martin J. Hernon
Title:	General Partner
Date:

BOSTON MILLENNIA PARTNERS II-A LIMITED PARTNERSHIP By: Glen Partners II Limited Partnership

By:	/s/ Martin J. Hernon
Name:	Martin J. Hernon
Title:	General Partner
Date:

STRATEGIC ADVISORS FUND LIMITED PARTNERSHIP By: Glen Partners II Limited Partnership

By:	/s/ Martin J. Hernon
Name:	Martin J. Hernon
Title:	General Partner
Date:

[HISTOGENICS – SIGNATURE PAGE TO SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS: FOUNDATION MEDICAL PARTNERS II, L.P. By: Foundation Medical Managers II, LLC, its general partner

By:	/s/ Lee Wrubel
Name:	Lee Wrubel
Title:	General Partner

[HISTOGENICS – SIGNATURE PAGE TO SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS: FINTECH GIMV FUND LP By: FGF (GP) Management Limited Its General Partner

By:	/s/ Angela Keeney
Name:	Angela Keeney
Title:	Director

[HISTOGENICS – SIGNATURE PAGE TO SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

/s/ Ian Rosenberg
IAN ROSENBERG

[HISTOGENICS – SIGNATURE PAGE TO SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS: KEVIN L. RAKIN IRREVOCABLE TRUST

By:	/s/ Lloyd Hoffman
Name:	Lloyd Hoffman
Title:	Trustee

[HISTOGENICS – SIGNATURE PAGE TO SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS: KEVIN RAKIN

/s/ Kevin Rakin
Kevin Rakin

[HISTOGENICS – SIGNATURE PAGE TO SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS: BMV DIRECT LP

By:	/s/ Greg Lubushkin
Name:	Greg Lubushkin
Title:	Chief Financial Officer

[HISTOGENICS – SIGNATURE PAGE TO SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS: WILMSLOW ESTATES LIMITED

/s/ Ian Crosby /s/ Ian Ferguson
By: Chaumont (Directors) Limited

Name:
Title:	Directors: Wilmslow Estates Limited

[HISTOGENICS – SIGNATURE PAGE TO SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS: PROCHON HOLDINGS BV

By:	/s/ Ian Crosby /s/ Ian Ferguson
Chaumont (Directors) Limited
Directors: Prochon Holding BV

[HISTOGENICS – SIGNATURE PAGE TO SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS: SOFINNOVA VENTURE PARTNERS VIII, L.P. By: Sofinnova Management VIII, L.L.C. Its General Partner

By:	/s/ Garheng Kong
Partner Name: Garheng Kong Managing Member

Address: 2800 Sand Hill Road, Suite 150 Menlo Park, CA 94025

[HISTOGENICS – SIGNATURE PAGE TO SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS: INFLECTION POINT VENTURES II, L.P. By: Inflection Point SBIC Associates LLC, its general partner

By:	/s/ Michael E. A. O’Malley
Managing Director

[HISTOGENICS – SIGNATURE PAGE TO SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

SCHEDULE A

INVESTORS

Name/Address	Initial Closing		Second Closing		Third Closing
	Shares of Series A Preferred Stock	Number of Shares of Common Stock underlying Warrants	Shares of Series A-1 Preferred Stock	Purchaser Holdback Shares	Shares of Series A-1 Preferred Stock
Sofinnova Venture Partners VIII, L.P. 2800 Sand Hill Road, Suite 150 Menlo Park, CA 94025	8,750,000	157,413	3,125,000	636,314	3,125,000
Split Rock Partners II, LP 10400 Viking Drive, Suite 550 Minneapolis, MN 55344	5,833,333	104,942	2,083,334	424,192	2,083,333
FinTech Gimv Fund LP c/o FGT (GP) Management Limited La Motte Chambers St. Helier, Jersey Channel Islands JE1 1BJ	1,690,171	30,406	603,633	122,932	603,632
BMV Direct LP 17190 Bernardo Center Drive San Diego, CA 92128 Attn: Corp Legal	1,000,000	20,988	500,000	72,704	500,000
Boston Millennia Partners II Limited Partnership 30 Rowes Wharf Boston, MA 02110	1,040,949	18,727	371,768	300,851	371,768
Boston Millennia Partners II-A Limited Partnership 30 Rowes Wharf Boston, MA 02110	49,864	897	17,809	14,438	17,808
Boston Millennia Partners GmbH & Co. KG 30 Rowes Wharf Boston, MA 02110	148,232	2,667	52,940	42,855	52,940
Boston Millennia Associates II Partnership 30 Rowes Wharf Boston, MA 02110	5,265	168	1,881	1,484	1,880

Name/Address	Initial Closing		Second Closing		Third Closing
	Shares of Series A Preferred Stock	Number of Shares of Common Stock underlying Warrants	Shares of Series A-1 Preferred Stock	Purchaser Holdback Shares	Shares of Series A-1 Preferred Stock
Strategic Advisors Fund Limited Partnership 30 Rowes Wharf Boston, MA 02110	9,360	95	3,343	2,713	3,343
ProChon Holdings BV Stonehage SA Rue du Puit-Godet 12, PO Box 126 2005 Neuchatel 5 Switzerland	6,663,563	121,658	2,464,643	1,234,586	2,464,642
Altima Global Special Opportunities Master Fund Limited (Altima Restructure Fund Limited purchased Series A-1 Preferred Stock as the successor entity to Altima Global Special Opportunities Master Fund Limited) Altima Partners LLP 11 Slingsby Place, 2nd Floor St. Martin’s Courtyard London, UK WC2E 9AB	1,715,453	31,331	635,027	324,813	635,026
Foundation Medical Partners II, L.P. 105 Rowayton Avenue Rowayton, CT 06853	363,800	3,818	0	0	0
Inflection Point Ventures II, L.P. 30 Washington Street Wellesley, MA 02481	376,877	6,517	122,084	71,322	122,083
Gene McGrevin 10697 Bell Road Duluth, GA 30097	454,053	8,293	168,081	85,964	168,081
Wilmslow Estates Limited c/o Stonehage Group 2 The Forum Grenville Street St Helier Jersey JE1 4HH	146,296	2,624	51,852	10,650	51,852
Ian Rosenberg 4712 Spyglass Drive Dallas, Texas 75287	204,815	3,673	72,593	14,899	72,592
Kevin Rakin 14 Side Hill Road Westport, CT 06880	90,000	2,624	30,000	6,543	30,000
Kevin L. Rakin Irrecvocable Trust 14 Side Hill Road Westport, CT 06880	60,000	0	20,000	4,362	20,000

EXHIBIT A

Form of Noncompetition and Nonsolicitation Agreement

CONFIDENTIAL INFORMATION AND

INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

This Confidential Information and Intellectual Property Assignment Agreement (hereafter referred to as “Agreement”) dated as of                      by and between HISTOGENICS CORPORATION (hereinafter referred to as the “Company”), a Delaware Corporation having a place of business at 830 Winter Street, Waltham, MA 02451, and                      (hereinafter referred to as the “Employee”), a United States citizen/legal resident having a residence at                     .

The Company has requested that the Employee execute this Agreement, and the Employee has agreed to execute this Agreement as part of the terms of Employee being hired, or continued employment of Employee, by the Company;

The Company possesses certain Confidential Information, as defined below in Section 1.5 of this Agreement, that is confidential and proprietary to the Company;

The Employee may receive or come into possession of Confidential Information from time to time to carry out the Employee’s duties under the direction of the Company;

In furtherance of the foregoing, and in consideration of employment of Employee by the Company, the Company and the Employee agree as follows:

1. DEFINITIONS

For the purposes of this Agreement, the following terms shall have the following meanings:

1.1 “Company” means HISTOGENICS CORPORATION, its present or future subsidiaries, affiliates and any entity owned or controlled by or under common control, including any businesses that may be acquired or established after the execution of this Agreement and employment with the Company, and any successor-in-interest thereto or assignee thereof.

1.2 “Business of the Company” includes any services or products (including both generic and specific products) used, made, sold, offered for sale, developed, commenced or planned to be sold by the Company at any time during the Employee’s employment or used, made, sold, offered for sale, developed, commenced or planned to be sold by the Company using Confidential Information, Intellectual Property or Work Product after termination of the Employee’s employment either by the Employee or the Company.

1.3 “Person” and “Persons” mean all individuals, partnerships, corporations, limited liability companies, firms, businesses, organizations and other entities.

1.4 “Field of Research” means the development of procedures and products related to ex corpus, in situ, in vitro or in vivo growth of cells or tissue for use in a mammalian body such as the human body, including, by way of example and without limitation, methods of cartilage, ligament and tendon culture, autologous cultured cell technology, the biology of chondrocyte implantation, the applicability of such technology in the treatment of new indications and disease states, the development and identification of new indications and usages for the Company’s products and procedures, and any and all other procedures and products associated or used with ex corpus, in situ, in vitro or in vivo growth of cells or tissue for use in a mammalian body.

1.5 “Confidential Information” means:

(a) All information, ideas, trade secrets and all other confidential and proprietary information of the Company, including without limitation any and all information relating in any manner whatsoever to the Field of Research or the Business of the Company, financial information of the Company, the terms and formats of the Company’s contracts and agreements, information pertaining to the Company’s methods of operation, processes, strategies and techniques, customer lists, customer information, and information relating to employees of the Company, including but not limited to employees’ identities, home and business telephone and pager numbers, and addresses;

(b) Provided that the information: (i) becomes known to Employee as a consequence of Employee’s employment with the Company, or was wrongfully obtained by Employee, regardless of whether the information became known to Employee during or after working hours, or whether the information came into the Company’s possession through the efforts of Employee or others; and (ii) is not readily available to the public; and

(c) The definition of “Confidential Information” is intended to have the broadest meaning as permitted by law and extends beyond the definition of “trade secrets” as set forth in the Uniform Trade Secrets Act.

1.6 “Employee” means the individual signing this Agreement who is either currently employed by the Company or becoming an employee of the Company concurrently with the execution of this Agreement.

1.7 “Intellectual Property” means any and all ideas, Inventions, know how, improvements, discoveries, techniques, processes, original works of authorship, trade secrets and other subject matter developed or made by the Employee (solely or jointly with others) that may be protected, at least in part, by one or more of a patent, trademark, copyright, trade secret, trade dress or other legal protection in the United States or in any foreign country.

2

1.8 “Inventions” means any and all discoveries, concepts, ideas, whether patentable or not patentable, including but not limited to processes, methods, formulae, software, techniques, algorithms, cells, tissues, organs, cell cultures, cell parts, organisms, natural or non-naturally occurring genetic materials such as DNA constructs, products, such as proteins, antibodies and the like, that are derived from or produced using natural or non-naturally occurring genetic materials, as well as improvements thereof or know-how related thereto, concerning any present or prospective activities of the Company with which the Employee becomes acquainted or gains knowledge of as a result of the Employee’s employment by the Company.

1.9 “Competing Organization” means any Person engaged in or about to become engaged in research on, development of, production, marketing, selling of, or offering for sale a Competing Product.

1.10 “Competing Product” means any product, process, good or service of any Person other than the Company, in existence or under development, which competes, directly or indirectly, with a product, process, good or service on or with which the Employee has worked for the Company or about which the Employee has Confidential Information.

1.11 “Work Product” means designs, drawings, software, photographs, plans, records, improvements, ideas and other subject matter relating thereto that is not considered by the Company to be Intellectual Property.

2. EMPLOYEE’S REPRESENTATIONS AND AGREEMENTS

2.1 Confidential Information and Goodwill: Solely as a result of employment with the Company, Employee will be given access to, become familiar with, and will acquire knowledge of the Company, its employees, operations, methods, sources of supply, financial information, the Field of Research, the Business of the Company and other Confidential Information of the Company. The Confidential Information has been and will continue to be developed through the Company’s investment of substantial time, effort and money. Employee recognizes that disclosure or use of Confidential Information for any purpose to any third party or Competing Organization would be greatly prejudicial and detrimental to the Company and would cause the Company to suffer immediate and irreparable injury. Employee further recognizes that Employee is in a position to unfairly convert or otherwise use the Company’s business and goodwill for use by Employee and a Competing Organization to produce, make, have made, sell, offer for sale, or import a Competing Product, and that such conversion or use would be greatly prejudicial to the Company, and would cause the Company to suffer immediate and irreparable injury.

2.2 Ownership of Employee Work Product: The Company and Employee agree:

(a) that the Company shall own in its entirety and have the entire right to use, made, have made, sell, offer for sale or import without the payment to the Employee of any royalty or amount or the provision of any consideration to Employee, other than

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continued employment of the Employee by the Company, all Work Product and all results of the performance by Employee of Employee’s duties and responsibilities as an employee of the Company. Employee specifically agrees that any Work Product made or conceived by Employee during the period of employment of Employee by the Company shall be delivered to and become the property of the Company; and

(b) that Employee is obligated to assign and will assign all right, title and interest in and to the Work Product to the Company, without the payment of any royalty or amount or the provision of any consideration to the Employee other than continued employment by the Company.

2.3 Employee Intellectual Property: Employee agrees that with respect to Intellectual Property made or conceived by the Employee, whether or not during the hour of Employee’s engagement or with the use of assistance of any Company facility, material, or personnel, either solely or jointly with others during Employee’s employment with the Company or within one year after termination of such employment, without payment, royalty or any other consideration to the Employee other than Employee’s wages or salary, therefore:

(a) The Employee shall inform the Company promptly and fully of all such Intellectual Property by written reports, setting forth in detail the procedures, steps, materials and the like employed and the results achieved. The Employee shall submit an invention disclosure report promptly after completion of any studies or research projects undertaken on the Company’s behalf, or funded at least in part by the Company, whether or not in the Employee’s opinion or view a given project has resulted in any Invention;

(b) The Employee hereby transfers, assigns and agrees to assign to the Company, without any royalty, payment or consideration other than Employee’s wages or salary which shall be considered full and adequate consideration, his or her entire right, title and interest in and to all Intellectual Property and to applications for United States and foreign patent applications and patents granted thereon and to any trademarks, trade dress or copyrightable material related thereto;

(c) The Employee agrees for himself or herself and his or her heirs, representatives, successors in interest, and assigns, upon request of the Company, at all times to perform such acts, such as providing testimony in support of the Employee’s inventorship and to execute and deliver promptly to the Company such papers, instruments and documents, without expense to him or her, as from time to time may be necessary or useful in the Company’s opinion to apply for, secure, maintain, enforce, reissue, extend or defend the Company’s worldwide rights in any Intellectual Property so as to secure to the Company the full benefits of the Intellectual Property and otherwise to carry into full force and effect the text and the assignment described above;

(d) The Employee warrants and represents to the Company that he or she is not subject to any agreement, government contract, government grant or university policy inconsistent with this Agreement. The Employee agrees not to conduct any research or other work subject to this Agreement other than at the Company’s facilities and further agrees not to use any such research facilities, materials or personnel of any university or other Person not rented, leased or otherwise hired by the Company in connection with such work; and

(e) The Employee acknowledges that any copyrightable work created by Employee during the period of Employee’s employment relationship with the Company shall be considered a work made for hire, and rights therein shall be the exclusive property of the Company as author and owner of the copyright in and to such work.

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2.4 Shop Rights: Notwithstanding any provision herein that may create greater rights, Employee acknowledges that the Company shall have the royalty-free right to use in its business, and to make, have made, use, sell, offer for sale or import products, processes and services derived from or related to any Intellectual Property or Work Product that are made or conceived by the Employee during his or her employment by the Company or with the use or assistance of the Company’s facilities or funded, at least in part, with Company funds.

3. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION: At no time, either during or after the termination of employment, shall Employee directly or indirectly obtain, disclose, reveal or use for Employee or any Person or Competing Organization, or aid others in obtaining, disclosing, revealing or using any Confidential Information of the Company, other than as may be required in the performance of duties for and as authorized by the Company. All Confidential Information is and shall remain the sole property of the Company.

4. NONDISCLOSURE OF OTHER INFORMATION: The Company and Employee acknowledge and agree that:

(a) Employee may be aware of certain other confidential information of one or more third parties (the “Third Party Confidential Information”).

(b) The Company and Employee further acknowledge and agree that the Company has not requested that Employee disclose to the Company any Third Party Confidential Information and, in fact, the Company requires that Employee refrain at all times during the period of the employment relationship between the Company and Employee from using, disclosing or revealing to the Company any Third Party Confidential Information.

(c) Employee agrees that at all times during the period of the employment relationship between Employee and the Company, Employee shall refrain from using, disclosing or revealing to the Company any Third Party Confidential Information.

5. NON-SOLICITATION COVENANT: During Employee’s employment and for the one (1) year period following the termination thereof, Employee will not:

(a) directly or indirectly, on behalf of Employee or for any other Person (other than the Company), hire, entice, induce, encourage or solicit, or attempt to hire, entice, induce, encourage or solicit any employee to leave the Company’s employ; or

(b) cause or attempt to cause any employee of the Company to become employed by any Person associated with a Competing Organization or engaged in the Business of the Company; or

(c) solicit or accept business, directly or indirectly, related to product or services competitive with those of the Company, from any of the Company’s customers with whom the Employee has contact within one (1) year prior to Employee’s termination.

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6. NON-COMPETE COVENANT: Employee agrees that for a period of one (1) year after termination of employment, Employee will not compete, directly or indirectly, with the Company in the Field of Cartilage Regeneration and Repair. Competition includes, but is not limited to, the design, development, production, promotion, offering for sale or sale of product or services competitive with those of the Company in the Field of Cartilage Regeneration and Repair.

7. RETURN OF COMPANY PROPERTY AND CONFIDENTIAL INFORMATION: All records, files photo/videographic materials, customer lists, supplier lists, software, keys, equipment, credit cards or other tangible material, and all other documents, including but not limited to Confidential Information, relating to the Business of the Company (collectively “property”) that Employee receives, acquires, produces or has access to during employment, are the exclusive property of the Company. Upon termination of Employee’s employment, Employee shall return to the Company all property and all Confidential Information of the Company and all copies thereof in Employee’s possession or control regardless of how such property or Confidential Information is obtained or maintained.

8. REMEDIES FOR BREACH: Employee agrees that any breach of this Agreement by Employee will cause the Company to suffer immediate and irreparable injury, for which there is no adequate remedy at law. In the event of a breach or threatened breach of any of the terms of the Agreement, the Company shall be entitled to seek and obtain enforcement of this Agreement in a court of competent jurisdiction by means of a decree of specific performance, an injunction without posting a bond or the requirement of any other guarantee, and any other form of equitable relief. Employee consents to the entry of such an order. This provision is in addition to and does not replace any other remedies the Company may have at law or in equity, including the right to receive monetary damages. Employee shall reimburse the Company for all reasonable attorneys’ fees and costs incurred by the Company in enforcing this Agreement.

9. SURVIVAL; SEVERABILITY AND ENFORCEABILITY: This Agreement shall survive the termination of Employee’s employment with the Company. It is the intention of the parties that this Agreement shall be enforceable to the fullest extent allowed by law. This Agreement is devisable and separable so that if any provision shall be held to be invalid, unlawful or enforceable, such holding shall not impair the remaining provisions. If any provision is held to be too broad or unreasonable in duration, scope or character of restriction to be enforced, such provision shall be amended or modified (including “blue pencilled”) to the extent necessary to legally enforce such provision to the fullest extent permitted by law. This Agreement, including the rights and obligations hereunder including all rights of enforcement, may be transferred and/or assigned to the Company.

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10. EMPLOYEE’S OPPORTUNITY OF INDEPENDENT REVIEW OF THIS AGREEMENT PRIOR TO EXECUTION: Employee acknowledges that he or she has been provided the opportunity by the Company to have this Agreement reviewed by an attorney or counsel of Employee’s own choosing prior to signing this Agreement.

11. APPLICABLE LAW: This Agreement shall be construed and governed for all purposes under the laws of the Commonwealth of Massachusetts without regard to conflict of law principles.

12. ENTIRE AGREEMENT: This Agreement constitutes the entire understanding between the parties and supersedes all prior understandings, oral or written discussions and representations ever made, and agreements executed by Employee relating to this subject matter. No amendment, waiver or revocation of this Agreement shall be effective unless set forth in writing expressly stating the amendment, waiver or revocation and signed by Employee and an authorized officer of the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year noted above.

For:	For:	HISTOGENICS CORPORATION

By:

Date	Title

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